Patriot Bank, N.A

Insider Trading Policy

Approval Date:	02/25/2026	Control No.:
Approval Authority:	Board of Directors	Review Frequency:	Annual
Applicable Areas:	Enterprise-Wide	Entity Level:	Patriot Bank, N.A.
Business Owner:	Legal

Policy Statement
This Insider Trading Policy (the “Policy”) describes the policies and procedures adopted by the Boards of Directors (the “Board”) of Patriot Bank, N.A., (“Bank”) and Patriot National Bancorp, Inc. (“PNBK” and collectively the “Company”) concerning trading (and causing the trading) of the Company’s securities (or securities of other publicly-traded companies) while in possession of confidential information

“Insider trading” occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company.

The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic” as those terms are defined below. The prohibitions apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I of this Policy prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and its subsidiaries.

PART II of this Policy imposes special additional trading restrictions and applies only to (i) all directors and executive officers of the Company and its subsidiaries and (ii) the employees listed on Appendix A who are deemed, by virtue of their employment responsibilities, to be likely to come into possession of material nonpublic information (collectively, the “Covered Persons”)

PART l Applicable to all Directors, Officers and Employees of the Company and its Subsidiaries

Scope and Applicability
This Policy applies to certain transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.
This Policy applies to all employees of the Company and its subsidiaries, all officers of the Company and its subsidiaries and all members of the Boards of Directors of the Company and its subsidiaries

No Trading While In Possession of Material Nonpublic Information (MNPI)
No director, officer or employee may purchase or sell any Company security while in possession of material nonpublic information about the Company, other than pursuant to an Approved 10b5-1 Plan (as defined below under PART II). (The terms “material” and “nonpublic” are defined below.)

No director, officer or employee who knows of any material nonpublic information about the Company may communicate that information to any other person, including family and friends.

In addition, no director, officer or employee may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee who knows of any such material nonpublic information may communicate that information to any other person, including family and friends.

For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer.

In addition, “Covered Persons” must also “pre-clear” all trading in securities of the Company with the Compliance Officer in accordance with the procedures set forth below under PART II.

Definitions
“Materiality.” Insider trading restrictions apply only if the information you possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to materially affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:
•Significant changes in the Company’s prospects;
•Significant write-downs in assets or increases in reserves;
•Developments regarding significant litigation or extraordinary regulatory or governmental inquiries or investigations;
•Liquidity problems;
•Changes in earnings estimates or unusual gains or losses in major operations;
•Major changes in management;
•Changes in dividends;
•Extraordinary borrowings;
•Entering into a significant contract;
•Changes in debt ratings;
•Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, or purchases or sales of substantial assets; and
•The decision to pursue public or private offerings.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. If you are unsure whether information is “material,” you should consult the Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

“Nonpublic Information.” Insider trading prohibitions come into play only when you possess information that is both material and “nonpublic.” However, the fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, it is the Company’s policy that you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:
•Information available to a select group of analysts or brokers or institutional investors;
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two to three business days).

As with questions of materiality, if you are not sure whether information is considered “public,” you should consult with the Legal or Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

“Compliance Officer.” The Board has appointed the head of the Company’s Office of Legal Counsel as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
•Assisting with implementation of this Policy;
•Circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•Pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth below;
•Providing approval of any transactions under Part II below;
•Advising Covered Persons by means of email communication regarding the commencement and expiration of a blackout period; and
•Maintaining a list of, and advising Covered Persons from time to time as necessary concerning, restricted securities of other companies with which the Company has confidentiality or non-disclosure obligations.

Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe; both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

•In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
•The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or its management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or its management and supervisory personnel as control persons.

Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

Questions	If you have any questions about this Policy, or whether a specific transaction you are considering falls within the Policy, you should reach out to the Office of General Counsel.
PART II Applicable Only to “Covered Persons”

Blackout Periods
All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the tenth calendar day prior to the end of each fiscal quarter and ending at the close of the second business day following the date the Company’s financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers or acquisitions) may be pending and not be publicly disclosed. During the period in which such material nonpublic information remains undisclosed, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. In addition, there may be periods when Covered Persons are prohibited by law, rule, regulation or agreement from trading in the Company’s securities without regard to whether material nonpublic information remains undisclosed. If the Company imposes a special blackout period, it will notify the Covered Persons affected. The Compliance Officer will maintain a schedule and periodically advise Covered Persons whether the Company is in a blackout period due to special circumstances.

Exception. These trading restrictions do not apply to transactions under a pre- existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

•Has been reviewed and approved in advance of entering into such plan, and at least one week (or other reasonable time determined by the Compliance Officer) in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer in advance of making such revisions and amendments and at least one week (or other reasonable time determined by the Compliance Officer) in advance of any subsequent trades);
•Was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and
•Gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Trading Windows
Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the day after a Blackout Period ends, and ending on the day before the next Blackout Period begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material.

Pre-Clearance of Securities Transactions
Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 7 above, without first pre-clearing all transactions in the Company’s securities.
Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Prohibited Transactions
Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
A Covered Person, including such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:
•Short-term trading. Covered Persons who purchase (or sell) Company securities may not sell (or purchase) any Company securities of the same class for at least six months after the last purchase (or sale);
•Short sales. Covered Persons may not sell the Company’s securities short ; and
•Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities.

Acknowledgement and Certification	All Covered Persons are required annually to sign the acknowledgment and certification attached hereto as Appendix B

Appendix: A
ADDITIONAL “COVERED PERSONS”
[As Designated by the Board of Directors]
In addition to all Section 16 officers and directors, the Board of Directors has designated the following persons as Additional “Covered Persons:”
•Any Discretionary Designee not designated by the Board as a Section 16 officer;

•Senior accounting and finance staff, as well as personnel involved in SEC compliance and reporting activities, as designated by the Chief Financial Officer;

•Those persons who are regularly involved in significant transactions, such as in-house lawyers, as designated by the General Counsel;

•Those persons who are regularly involved in strategic initiatives or material regulatory matters, such senior risk management staff or compliance personnel, as designated by the Chief Risk Officer.

•Such other individuals, including consultants and administrative support staff, as may be designated by the Chief Executive Officer, the Chief Financial Officer, the Chief Risk Officer or the General Counsel from time to time based upon the nature of their specific roles and responsibilities.

Appendix B ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Patriot Bank N.A., and Patriot National Bancorp, Inc. Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

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